FIELDPOINT PETROLEUM REPORTS SECOND QUARTER RESULTS AND PROVIDES UPDATE ON DRILLING ACTIVITY

AUSTIN, TX – (BUSINESS WIRE) – August 13, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today its second quarter financial results for the three months ended June 30, 2014.

Phillip Roberson, FieldPoint President, COO and CFO, stated, “Our second quarter results were much better than they appear on the surface. We are very fortunate that our new Ranger wells were coming online as we were faced with lower production from our Bone Spring wells in New Mexico, due to a bottleneck in processing capacity in that area. Our drilling partner, Cimarex Energy, made the decision to do pump upgrades during this period of slow production.  This should improve future production, but added to operating costs in this quarter.  In spite of being faced with some additional loss of production, we chose to continue our workover and recompletion efforts with legacy properties.  The end result is that we believe the lower earnings for this quarter will be paid back quickly in future production. I think it is important to note that so far this year we have completed four new horizontal wells in the Ranger Project and performed upgrades to several existing wells, adding significantly to future production expectations, and we have only added $500,000 of debt.”

Financial Highlights for the Three Months Ended June 30, 2014 Compared to the Three Months Ended June 30 2013:

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Total revenues increased to $2,398,309 from $2,297,683;

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Net Income decreased to $227,007 from $376,537;

•

Earnings per share decreased to basic $0.03 and fully diluted $0.02, from $0.05 and $0.05 respectively; and

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Adjusted EBITDAX (earnings before interest, taxes, depletion, amortization, exploration expense, and the effects of oil hedges) decreased to basic $0.13 and fully diluted $0.11, from $0.17 and $0.17 respectively.

Total revenue increased to $2,398,309 from $2,297,683 in the year ago quarter.  We produced 30,743 BOE in the current quarter at $77.01 per BOE versus 28,724 BOE at $75.42 per BOE in the year ago quarter.  We were pleased with the contribution from our Ranger 8A-1H and 11A-1H wells; however this was offset by lower production from our three Bone Spring wells due to a bottleneck in gas takeaway and processing capacity in the area.  We have been informed that the capacity will be increased by Q1 of 2015, which will allow us to increase production and drill our fourth Bone Spring well. Non-operated lease operating expenses also increased significantly during quarter from $680,240 in the year ago quarter to $985,810 in the current quarter.  This was mainly due to non-operated lease expenses for the Bone Spring wells; including pump upgrades which we believe will increase future production. We also saw an increase in lease operating expenses in our Apache Bromide field related to pump upgrades and we expect this to contribute to higher production in the coming quarters as well.

Mr. Roberson added, “We have chosen to add the following new table of data to our reporting, which we believe will allow our shareholders to better compare our performance with other oil and gas companies. We plan to continue this in the future and hope you find it useful”.

Adjusted EBITDAX

The Company defines Adjusted EBITDAX as income (loss) before income taxes; exploration expense; depreciation, depletion, and amortization (DD&A); impairments; interest expense; total (gains) losses on derivatives, net, less net cash from settlement of commodity derivatives; and certain items not related to the Company’s normal operations. Management believes that the presentation of Adjusted EBITDAX provides information useful in assessing the Company’s financial condition and results of operations and that Adjusted EBITDAX is a widely accepted financial indicator of a company’s ability to incur and service Debt and fund capital expenditures.

Non-GAAP Measure Reconciliation
	Three Months Ended
	June 30,
	2014	2013
NET INCOME	$ 227,007	$ 376,537

Add back
Interest	62,784	61,052
Taxes	133,000	223,000
Depletion and depreciation	623,500	490,500
Accretion	25,000	24,000
Exploration expense	0	164,204
Net Effect of Oil hedges (gains), losses	(5,327)	0

ADJUSTED EBITDAX	$ 1,065,964	$ 1,339,293

ADJUSTED EBITDAX PER SHARE
BASIC	$ 0.13	$ 0.17
DILUTED	$ 0.11	$ 0.17

WEIGHTED AVERAGE
SHARES OUTSTANDING
BASIC	8,070,386	8,066,039
DILUTED	10,042,271	8,066,039

Update on Drilling Activity:

We are pleased with the progress of our Ranger project.  We are evaluating the results of the first four wells with our partner to both maximize production and reduce overall drilling costs as we proceed. In addition, we will continue to recomplete and workover wells in our existing portfolio and continue to find new drilling opportunities.  We are looking forward to drilling a fourth Bone Spring well in New Mexico, and to increased production as processing capacity is increased in the area.

Summary of Recent Drilling Activity:

Well #1 – Ranger  8A-1H Successful Completion 2-10-14, In Production all of Q2

Well #2 – Ranger 11A-1H Successful Completion 5-9-14, In Production 1 Month of Q2

Well #3 – Ranger  8A-2H Successful Completion 7-6-14, Cleaned out Lateral, Flowing Back

Well #4 – Ranger  8A-3H Successful Completion 7-10-14, In Production

Block 6 Z1 - Andrews County, TX - Recompleting in Wolfcamp Lime – Swabbing Back

Sulimar #2 - New Drill Queen Sand Formation, Chaves County NM – Awaiting Permit

Block A-49 - Andrews County, TX – Recompleting in the Devonian – Awaiting Permit

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746